UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 13G

(Amendment No.  )*

Under the Securities Exchange Act of 1934

LEO HOLDINGS CORP.
(Name of Issuer)

Class A ordinary shares, par value $0.0001
included as part of the Units

(Title of Class of Securities)

G5463L121
(CUSIP Number)

February 13, 2018
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐            Rule 13d-1(b)

☒            Rule 13d-1(c)

☐            Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo A-N Credit Fund (Delaware), L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3	SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
900,000 shares of Class A ordinary shares
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
900,000 shares of Class A ordinary shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
900,000 shares of Class A ordinary shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.5%
12		TYPE OF REPORTING PERSON (See Instructions)
PN

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo A-N Credit Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3	SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
900,000 shares of Class A ordinary shares
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
900,000 shares of Class A ordinary shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
900,000 shares of Class A ordinary shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.5%
12		TYPE OF REPORTING PERSON (See Instructions)
OO

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Credit Strategies Master Fund Ltd.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3	SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
250,000 shares of Class A ordinary shares
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
250,000 shares of Class A ordinary shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
250,000 shares of Class A ordinary shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.25%
12		TYPE OF REPORTING PERSON (See Instructions)
CO

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo ST Fund Management LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3	SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
250,000 shares of Class A ordinary shares
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
250,000 shares of Class A ordinary shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
250,000 shares of Class A ordinary shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.25%
12		TYPE OF REPORTING PERSON (See Instructions)
OO

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo ST Operating LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3	SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
250,000 shares of Class A ordinary shares
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
250,000 shares of Class A ordinary shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
250,000 shares of Class A ordinary shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.25%
12		TYPE OF REPORTING PERSON (See Instructions)
PN

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo ST Capital LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3	SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
250,000 shares of Class A ordinary shares
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
250,000 shares of Class A ordinary shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
250,000 shares of Class A ordinary shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.25%
12		TYPE OF REPORTING PERSON (See Instructions)
OO

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
ST Management Holdings, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3	SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
250,000 shares of Class A ordinary shares
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
250,000 shares of Class A ordinary shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
250,000 shares of Class A ordinary shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.25%
12		TYPE OF REPORTING PERSON (See Instructions)
OO

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Capital Management, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3	SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
1,150,000 shares of Class A ordinary shares
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
1,150,000 shares of Class A ordinary shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,150,000 shares of Class A ordinary shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.75%
12		TYPE OF REPORTING PERSON (See Instructions)
PN

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Capital Management GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3	SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
1,150,000 shares of Class A ordinary shares
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
1,150,000 shares of Class A ordinary shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,150,000 shares of Class A ordinary shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.75%
12		TYPE OF REPORTING PERSON (See Instructions)
OO

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Management Holdings, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3	SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
1,150,000 shares of Class A ordinary shares
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
1,150,000 shares of Class A ordinary shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,150,000 shares of Class A ordinary shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.75%
12		TYPE OF REPORTING PERSON (See Instructions)
PN

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Management Holdings GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3	SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
1,150,000 shares of Class A ordinary shares
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
1,150,000 shares of Class A ordinary shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,150,000 shares of Class A ordinary shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.75%
12		TYPE OF REPORTING PERSON (See Instructions)
OO

Item 1.                                                    (a)                              Name of Issuer

Leo Holdings Corp.

(b)                              Address of Issuer’s Principal Executive Offices

21 Grosvenor Place,

London, SW1X 7HF

Item 2.                                                  (a)                                Name of Person Filing

This statement is filed by (i) Apollo A-N Credit Fund (Delaware), L.P. (“A-N Credit”), (ii) Apollo A-N Credit Management, LLC (“A-N Credit Management”), (iii) Apollo Credit Strategies Master Fund Ltd. (“Credit Strategies”), (iv) Apollo ST Fund Management LLC (“ST Management”), (v) Apollo ST Operating LP (“ST Operating”), (vi) Apollo ST Capital LLC (“ST Capital”), (vii) ST Management Holdings, LLC (“ST Management Holdings”), (viii) Apollo Capital Management, L.P. (“Capital Management”), (ix) Apollo Capital Management GP,  LLC (“Capital Management GP”), (x) Apollo Management Holdings, L.P. (“Management Holdings”), and (xi) Apollo Management Holdings GP, LLC (“Management Holdings GP”).  The foregoing are collectively referred to herein as the “Reporting Persons.”

A-N Credit and Credit Strategies each hold securities of the Issuer.  A-N Credit Management serves as the investment manager for A-N Credit.  ST Management serves as the investment manager for Credit Strategies.  ST Operating is the sole member of ST Management.  The general partner of ST Operating is ST Capital.  ST Management Holdings is the sole member of ST Capital.

Capital Management serves as the sole member-manager of A-N Credit Management and ST Management Holdings.  Capital Management GP serves as the general partner of Capital Management.  Management Holdings serves as the sole member and manager of Capital Management GP, and Management Holdings GP serves as the general partner of Management Holdings.

(b)                              Address of Principal Business Office or, if none, Residence

The principal office of A-N Credit is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal office of Credit Strategies is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY-9008, Cayman Islands.  The principal office of each of A-N Credit Management, ST Management, ST Operating, ST Capital, ST Management Holdings, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(c)                               Citizenship

A-N Credit, ST Operating, Capital Management and Management Holdings are each Delaware limited partnerships.  Credit Strategies is an exempted company incorporated in the Cayman Islands with limited liability. A-N Credit Management, ST Management, ST Capital, ST Management Holdings, Capital Management GP and Management Holdings GP are each Delaware limited liability companies.

(d)                              Title of Class of Securities

Class A ordinary shares, par value $0.0001 (the “Ordinary Shares”) included as part of Units.

(e)                               CUSIP Number

G5463L121

Item 3.                                                  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.                                                  Ownership.

(a)                              Amount beneficially owned:

A-N Credit:	900,000
A-N Credit Management:	900,000
Credit Strategies:	250,000
ST Management:	250,000
ST Operating:	250,000
ST Capital:	250,000
ST Management Holdings:	250,000
Capital Management:	1,150,000
Capital Management GP:	1,150,000
Management Holdings:	1,150,000
Management Holdings GP:	1,150,000

A-N Credit and Credit Strategies each disclaim beneficial ownership of Ordinary Shares reported in this report not owned of record by such Reporting Persons. The other Reporting Persons, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all shares of Ordinary Shares included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The Ordinary Shares are held currently as part of Units, with each Unit consisting of one Ordinary Share and one-half of one redeemable warrant to purchase one Ordinary Share at a price of $11.50 per share. The warrants are not currently exercisable within 60 days of this report and therefore neither the warrants nor the Ordinary shares underlying those warrants are included in this report.

(b)                              Percent of class:

A-N Credit:	4.5%
A-N Credit Management:	4.5%
Credit Strategies:	1.25%
ST Management:	1.25%
ST Operating:	1.25%
ST Capital:	1.25%
ST Management Holdings:	1.25%
Capital Management:	5.75%

Capital Management GP:	5.75%
Management Holdings:	5.75%
Management Holdings GP:	5.75%

The percentage amounts are based on 20,000,000 Units outstanding after the Issuer’s initial public offering, as disclosed in the prospectus supplement filed on February 14, 2018 pursuant to Securities Act Rule 424(b)(4) to the registration statement on Form S-1 (file no. 333-222599), and do not include Ordinary Shares issuable upon conversion of the Class B ordinary shares held by the Issuer’s founders.

(c)                               Number of shares as to which the person has:

(i)                                  Sole power to vote or to direct the vote:

0 for all Reporting Persons

(ii)                              Shared power to vote or to direct the vote:

A-N Credit:	900,000
A-N Credit Management:	900,000
Credit Strategies:	250,000
ST Management:	250,000
ST Operating:	250,000
ST Capital:	250,000
ST Management Holdings:	250,000
Capital Management:	1,150,000
Capital Management GP:	1,150,000
Management Holdings:	1,150,000
Management Holdings GP:	1,150,000

(iii)                          Sole power to dispose or to direct the disposition of:

0 for all Reporting Persons

(iv)                          Shared power to dispose or to direct the disposition of:

A-N Credit:	900,000
A-N Credit Management:	900,000
Credit Strategies:	250,000
ST Management:	250,000
ST Operating:	250,000
ST Capital:	250,000
ST Management Holdings:	250,000
Capital Management:	1,150,000
Capital Management GP:	1,150,000
Management Holdings:	1,150,000
Management Holdings GP:	1,150,000

Item 5.                                                  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.                                                  Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.                                                  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.                                                  Identification and Classification of Members of the Group.

Not applicable.

Item 9.                                                  Notice of Dissolution of Group.

Not applicable.

Item 10.                                          Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 23, 2018

APOLLO A-N CREDIT FUND (DELAWARE), L.P.

By:	Apollo A-N Credit Advisors (APO FC Delaware), L.P.
its general partner

By:	Apollo A-N Credit Advisors (APO FC-GP), LLC
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO A-N CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management LLC
its investment manager

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO ST OPERATING LP

By:	Apollo ST Capital LLC
its general partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO ST CAPITAL LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

ST MANAGEMENT HOLDINGS, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC
its general partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
its general partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President